As filed with the Securities and Exchange Commission on February 13, 2018

Registration No. 333-213728

Registration No. 333-147420

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-213728

Post-Effective Amendment No. 2 to Form S–8 Registration Statement No. 333-147420

UNDER

THE SECURITIES ACT OF 1933

SUCAMPO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-0520478
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

805 King Farm Blvd, Suite 550, Rockville, Maryland 20850

(Address of principal executive offices, including zip code)

2016 Equity Incentive Plan

2006 Employee Stock Purchase Plan

Amended and Restated 2006 Stock Incentive Plan

Amended and Restated 2001 Stock Incentive Plan

(Full titles of the plans)

Kathleen A. Schaefer

Sucampo Pharmaceuticals, Inc.

c/o Mallinckrodt plc

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

(314) 654-2000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Adam O. Emmerich, Esq.

Victor Goldfeld, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Sucampo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), remove from registration all shares of Class A common stock, par value $0.01 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-213728	September 21, 2016	2016 Equity Incentive Plan	10,568,462
333-147420	November 15, 2007, as amended by Post-Effective Amendment No. 1 on December 30, 2008	2006 Employee Stock Purchase Plan, Amended and Restated 2006 Stock Incentive Plan, Amended and Restated 2001 Stock Incentive Plan	13,900,900

On December 23, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mallinckrodt plc, an Irish public limited company (“Parent”), and Sun Acquisition Co., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, Parent caused Purchaser to commence a cash tender offer for all of the Company’s outstanding Shares at a purchase price of $18.00 per Share (the “Offer”). On February 13, 2018, following the completion of the Offer, Purchaser merged with and into the Company, with the Company surviving as a wholly owned indirect subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.

In connection with the Merger, the Company is terminating all offerings of its Shares pursuant to the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hazelwood, Missouri, on this 13th day of February, 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

SUCAMPO PHARMACEUTICALS, INC.

By:	/s/ Kathleen A. Schaefer
Name: Kathleen A. Schaefer
Title: President